Exhibit (d)(4)

Confidentiality Agreement

June 30, 2006

Private & Confidential

Globalive Communications

60 Adelaide Street East, 6th Floor

Toronto, Ontario

M5C 3E4

Sirs/Mesdames:

In connection with discussions between you and the undersigned relating to a possible offer by you to acquire all of the outstanding shares of common stock of Yak Communications Inc. (the “Acquisition”) you have requested that certain Confidential Information (as hereinafter defined) be provided to you by the undersigned, its Affiliates (as that term is defined in the U.S. Securities Act of 1933, as amended) or “Representatives” (as hereinafter defined). In consideration of the undersigned providing or causing the Confidential Information to be provided to you, the undersigned and you agree as follows:

1.	“Confidential Information” means: (i) all information and material of Yak Communications Inc. (the “Company”) or any of its Affiliates or licensors, in oral, written, graphic, electronic, or any other form or medium, which has or shall come into your possession or knowledge in connection with or as a result of the discussion, negotiation, investigation or consideration of the Acquisition, including information and material concerning the Company’s past, present or future customers, suppliers, technology, or business; (ii) any analyses, compilations, studies or other Documents prepared by you or for your use containing, incorporating or reflecting any Confidential Information; and (iii) all information about an identifiable individual or other information that is subject to any federal, state, provincial or other applicable statute, law or regulation of any governmental or regulatory authority relating to the collection, use, storage and/or disclosure of information about an identifiable individual, including the Personal Information and Protection of Electronic Documents Act (Canada) and equivalent provincial legislation, whether or not such information is confidential. For the purposes of this definition, “information” and “material” includes know-how, data, patents, copyrights, trade secrets, processes, business rules, tools, business processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, system access codes and passwords, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data. Notwithstanding the foregoing, “Confidential Information” does not include information or material:

(a)	which is publicly available when it is received by or becomes known to you or which subsequently becomes publicly available through no fault of yours (but only after it becomes publicly available);

(b)	which is already known to you at the time of its disclosure and is not known by you to be the subject of an obligation of confidence of any kind;

(c)	which you independently develop without any use of or reference to the Confidential Information and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or

(d)	which you receive in good faith without an obligation of confidence of any kind from a third party who you had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until you subsequently come to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received.

2.	The Confidential Information is to be used by you solely for the purpose of evaluating the Acquisition and, except with the prior written consent of the undersigned, such information shall be kept strictly confidential by you, except that you may disclose the Confidential Information or relevant portions thereof to those of your directors, officers, employees, agents, advisors and lenders (such categories of persons being herein collectively referred to as a person’s “Representatives”) who need to know such information for the purpose of evaluating the Acquisition. It is understood that only so much of the Confidential Information as is necessary for a particular individual to perform his or her function shall be disclosed to such individual and that Representatives to whom Confidential Information is communicated shall be informed of the confidential nature of the Confidential Information and shall agree to be bound by the terms of this agreement and not to disclose that information to any other person (except as permitted under this agreement) without the prior written consent of the undersigned. Except as expressly contemplated by this agreement, you agree not to use the Confidential Information, directly or indirectly, for your own advantage or for any purpose not expressly contemplated by this agreement and you agree to use all reasonable commercial efforts to preserve the confidentiality of the Confidential Information. Subject to paragraph 3 hereof, you also agree to keep strictly confidential the fact that you are or were considering the possibility of making the Acquisition, that you are or were discussing the Acquisition with the undersigned, that you entered into this agreement or that Confidential Information is being or has been made available to you. You also agree to be responsible and liable for any breach of this agreement by your Representatives (as if your Representatives were parties to and bound by the provisions of this agreement by which you are bound).

3.

If you or any of your Representatives conclude that you or they are legally compelled to publicly disclose any of the Confidential Information or to disclose any of the Confidential Information to a third party or otherwise in circumstances prohibited by this agreement, you shall provide the undersigned with prompt written notice of such requirement so that the undersigned may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this agreement and you agree to delay such disclosure as long as reasonably possible (without incurring liability for failure to make such disclosure) to permit the undersigned to seek such a protection order and to allow for consultation with the undersigned with respect to any reasonable alternatives to such disclosure and with respect to the content of any such disclosure. You and your Representatives will not oppose any action by the Company to seek such a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the undersigned waives compliance with the provisions hereof, you agree to disclose or furnish only that portion of the Confidential Information that you are advised by written opinion of counsel is legally required to be disclosed or furnished and, to the extent reasonably possible in the circumstances, you agree to use reasonable commercial efforts to ensure that confidential treatment shall be accorded such information. You agree in any event to give prompt written notice to the undersigned of any proposed disclosure made by you pursuant to this paragraph.

4.	You acknowledge that certain of the Confidential Information to which you may be given access pursuant to this agreement is information to which solicitor-client privilege and/or litigation privilege (“Privilege”) attaches (collectively, “Privileged Information”). You acknowledge and agree that access to the Privileged Information is being provided solely for the purposes set out in this agreement and that such access is not intended and should not be interpreted as a waiver of any Privilege in respect of Privileged Information or of any right to assert or claim Privilege in respect of Privileged Information. To the extent there is any waiver of Privilege, it is intended to be a limited waiver in favour of you, solely for the purposes and on the terms set out in this agreement. You shall, at the request and expense of the undersigned, claim or assert, or cooperate to claim or assert, Privilege in respect of Privileged Information.

5.	Unless otherwise agreed to in writing by the undersigned, you shall: (i) return, cause to be returned to the undersigned, or destroyed, all copies of the Confidential Information and Documents (as hereinafter defined) in your possession or in the possession of your Representatives; and (ii) destroy all copies of any analyses, compilations, studies or other Documents prepared by you or for your use containing, incorporating or reflecting any Confidential Information, in any case, before the close of business on the next business day following the date of any request by the undersigned to you to return or destroy the Confidential Information. You shall certify in writing your compliance with this paragraph forthwith after having so complied and you shall provide to the undersigned a certificate to that effect. For purposes of the foregoing “Document” means any embodiment, in written, graphic, audio, video, electronic, or any other form or medium, which contains any Confidential Information, including any and all copies, papers, reproductions, slides and microfilms and any electronic media such as disks, tapes, other magnetic media, computer software and computer storage systems and, where this agreement calls for Documents to be destroyed, in the case of electronic media that can be permanently erased, such obligation means that such Documents shall be permanently erased.

6.	You will maintain and, upon request by the undersigned, promptly provide to the undersigned a list containing the full name, title, location and function of each of your Representatives having access to or copies of the Confidential Information.

7.	During the period of two years following the date hereof, you shall not solicit for hire or employment, directly or indirectly, any officer or employee of the undersigned or its Affiliates and you shall not agree to employ any officer or employee so solicited. For the purposes of this clause, “solicitation” shall not include solicitation of any officer or employee of the Company who is solicited: (i) by advertising placed in a newspaper, trade journal, through a web site or via other media of general circulation; or (ii) by an employee of an executive search firm acting on your behalf where you did not identify to such search firm the name of such officer or employee and you did not direct, instruct or encourage the solicitation of the specific officer or employee.

8.	You acknowledge and agree that none of the undersigned, its Affiliates or Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. You also acknowledge and agree that there are valid reasons why particular corporate information (including Confidential Information) of the undersigned may not be made available to you (including because such information is competitively sensitive or is subject to an obligation of confidentiality or is otherwise not permitted to be disclosed as a result of contractual restrictions or applicable law). Nothing in this agreement obligates the undersigned to make any particular disclosure of Confidential Information. None of the undersigned, its Affiliates or Representatives shall be under any obligation to update, supplement or amend the Confidential Information as a result of subsequent events or developments or otherwise. None of such persons shall have any liability whatsoever, direct or indirect, to you or any other person as a result of your use of the Confidential Information except as contemplated by paragraph 9 of this agreement.

9.	You acknowledge and agree that no agreement relating to or providing for the Acquisition shall exist unless and until a subsequent definitive agreement with respect thereto has been executed and delivered by the undersigned. It is agreed that unless and until such an agreement has been executed and delivered, neither you nor the undersigned shall have any legal obligation of any kind whatsoever with respect to the Acquisition by virtue of this agreement or any other written or oral communications with respect to a possible Acquisition. You further understand and agree that: (i) the undersigned is free to conduct any solicitation process with respect to the Acquisition as it, in its sole discretion, shall determine (including, without limitation, negotiating with any prospective buyer and entering into any agreement with any third party at any price without prior notice to you or any other person); (ii) any process or procedures relating to the Acquisition may be changed at any time and without notice to you or any other person; (iii) any data room containing Confidential Information may be closed by the undersigned at any time; and (iv) you shall not have any claim whatsoever against the undersigned or any of its Affiliates or Representatives arising out of or relating to the Acquisition (other than as expressly set forth in a subsequent definitive written agreement entered into by the undersigned with you in connection with the Acquisition).

10.

You agree that the undersigned shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach or anticipatory breach by you or your Representatives of the provisions of this agreement, in addition to any other remedies available to the undersigned at law or in equity, and you acknowledge and agree that an award of damages may not be an effective or adequate remedy to the undersigned in the event of a breach by you or your Representatives of this agreement.

11.	You hereby agree to indemnify and hold harmless the undersigned and its Affiliates from any and all damage, loss, cost, expense or liability of whatsoever nature or kind (including legal fees and the costs of enforcing this agreement) arising directly or indirectly out of the breach by you or your Representatives of any obligation or agreement contained herein.

12.	It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.	You acknowledge that you are aware (and that your Representatives who have knowledge of the matters which are the subject of this agreement have been, or upon acquiring such knowledge, will be advised) of the restrictions imposed by United States securities laws and by other applicable securities legislation on a person possessing material non-public information about a public company such as the Company. In this regard, you acknowledge that you are aware (and that prior to the disclosure of any Confidential Information to any Representative such Representative will be advised) that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In addition, you agree that you will not make an offer nor purchase or sell securities of the Company with the knowledge of a material fact or material change in the affairs of the Company that you knew or ought reasonably to have known had not been generally disclosed.

14.	You agree that, except with the prior written consent of the undersigned, you shall not contact, meet with or communicate to any of the directors, officers or employees of the undersigned or any of its Affiliates with a view to discussing in any manner the Confidential Information or the Acquisition or any steps taken in furtherance thereof. The foregoing restriction shall not apply to you contacting, meeting with or communicating to Gary M. Clifford Chair of the Independent Committee. It is understood that Gary M. Clifford shall provide appropriate contacts who shall co-ordinate your access to Confidential Information and the due diligence procedures and that (i) communications regarding the Acquisition; (ii) requests for additional Confidential Information; (iii) requests for access to premises or meetings with management; and (iv) discussions or questions regarding access to Confidential Information and data room procedures, shall in each case, be directed by you to Gregory M. Cameron Vice-President Investment Banking Orion Securities Inc. 416-848-3643.

15.	If any provision of this agreement is held to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision hereof and all other provisions hereof shall continue in full force and effect.

16.	This agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no understandings, representations, warranties, terms, conditions, undertakings or collateral or other agreements, express, implied or statutory, between the parties with respect to the subject matter hereof other than as expressly set forth in this agreement.

17.	The term “person” as used in this agreement shall be interpreted broadly to include, without limitation, any corporation, company, partnership, trust, firm, unincorporated organization or individual.

18.	This agreement shall be governed by the laws of the Province of Ontario, Canada. You hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Province of Ontario, Canada for any actions, suits or proceedings arising out of or relating to this agreement or the matters contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts) and you further agree that service of any process, summons, notice or document by registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the matters contemplated hereby in the courts of the Province of Ontario, Canada and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

If you agree with the foregoing, please sign and return the enclosed duplicate copy of this letter which shall constitute your agreement to the terms and conditions contained herein.

Yours very truly, YAK COMMUNICATIONS INC.

By:	/s/ GARY CLIFFORD
Name: Gary Clifford Title: Chair of the Independent Committee of the Board of Directors

CONFIRMED AND AGREED TO

as of the date written above:

Globalive Communications Corp.

By:	/s/ SIMON LOCKIE
Name: Simon Lockie Title: Director, Corporate Development